Exhibit 99.1

The Vita Coco Company Reports Third Quarter 2026 Financial Results and Raises Full Year Guidance

Net Sales Increased 34%, Driven by Vita Coco Coconut Water Growth of 15%; Organic Net Sales Growth1 of 18%

Net Income Increased $11 million to $35 million and Non-GAAP Adjusted EBITDA² Increased $21 million to $53 million

Raises Fiscal Year 2026 Guidance for Net Sales to Between $810 Million and $820 Million and Non-GAAP Adjusted EBITDA² to between $170 million and $175 million

NEW YORK, NY – October 22, 2026 – The Vita Coco Company, Inc. (NASDAQ:COCO) (“Vita Coco” or “the Company”), a leading high-growth platform of better-for-you beverage brands, today announced financial results for the third quarter ended September 30, 2026.

Third Quarter and Year-to-Date 2026 Highlights Compared to Prior Year Period
•Net sales were $244 million, an increase of $62 million, or 34%, in the third quarter, and $640 million year-to-date, an increase of $158 million, or 33%.
•Organic net sales growth1 was 18% in the third quarter and 27% year-to-date.
•Vita Coco Coconut Water net sales grew 15% in the third quarter and 24% year-to-date.

•Private Label net sales grew 152% in the third quarter and 85% year-to-date, with the third quarter benefiting from the contribution of Copra, a leading producer of super premium Thai Nam Hom coconut water that was acquired in July 2026.
•Gross profit was $93 million in the third quarter, an increase of $24 million, and $270 million year-to-date, an increase of $92 million.

•Gross margin was 38% of net sales in the third quarter consistent with prior year, and was 42% of net sales year-to-date compared to 37%, with tariff refunds delivering a 240 basis point benefit to gross margin year-to-date.
•Net income was $35 million in the third quarter, compared to $24 million, an increase of $11 million, and $115 million year-to-date, compared to $66 million, an increase of $49 million.

•Net income per diluted share was $0.58 in the third quarter, compared to $0.40, and $1.89 per diluted share year-to-date, compared to $1.10.
•Non-GAAP Adjusted EBITDA² was $53 million in the third quarter, compared to $32 million, an increase of $21 million. Non-GAAP Adjusted EBITDA2 was $159 million year-to-date, compared to $84 million, an increase of $75 million.

Michael Kirban, the Company's Co-Founder and Executive Chairman, stated, "The growth of the coconut water category maintained through the fall, and remains one of the fastest growing beverage categories in our major markets. I am particularly pleased by the strong growth in Europe as we develop the category in key markets, and the continued growth in America, driven by increases in both household penetration and in average consumption per household. This quarter, we were pleased to welcome the Copra team to our family and to start executing our joint plans, which we believe will allow us to compete successfully in the super premium segment. With the investments we are making in our supply chain, and our strong brand performance, I am confident in our plans to maintain our growth into 2027, and our category leadership well into the future."

Martin Roper, the Company’s Chief Executive Officer, said, “Our strong third quarter net sales growth was driven by robust branded retail growth in all our major markets, and by strong growth in private label shipments, reflecting healthy category growth and the addition of Copra's super premium products. Excluding the impact of Copra, the underlying 18% organic net sales growth of our business remained very strong, exceeding our expectations. Consumer demand is very healthy, and we are therefore raising our full year Net Sales and Adjusted EBITDA guidance."

Third Quarter 2026 Consolidated Results

Net sales increased $62 million, or 34%, to $244 million for the third quarter ended September 30, 2026, compared to $182 million in the prior year period. The increase in net sales was driven by case equivalent ("CE") volume gains of 16% for Vita Coco Coconut Water and 77% for Private Label. Organic net sales growth1, which is net sales growth excluding the impact of Copra, was 18% for the quarter. Copra net sales primarily impacted Private Label, with Copra branded coconut water and commodity net sales recognized in Other.

Gross profit increased to $93 million, from $69 million in the prior year period driven by higher sales volume, the addition of Copra, and minimal tariffs compared to the prior year period, partially offset by higher domestic logistics costs. Gross margin was 38%, in line with the prior year period, benefitting from minimal tariffs compared to the prior year period, offset by higher domestic logistics costs, and the dilutive impact of Copra.

Selling, general and administrative ("SG&A") expenses were $47 million, compared to $41 million in the prior year period. The increase was primarily driven by costs related to the acquisition of Copra, amortization expense associated with intangible assets acquired in the Copra acquisition, higher people-related costs reflecting increased headcount and stock-based compensation, as well as higher sales related expenses.

Net income was $35 million, or $0.58 per diluted share, compared to net income of $24 million, or $0.40 per diluted share, in the prior year period. Net income benefited from higher gross profit, partially offset by higher SG&A spending and increased income tax expense.

Non-GAAP Adjusted EBITDA2 was $53 million, compared to $32 million in the prior year due to the increased gross profit partially offset by higher SG&A expenses.

Balance Sheet

As of September 30, 2026, the Company's financial position remained strong with no debt and $152 million in cash and cash equivalents. Cash decreased $45 million from the beginning of the year, and $127 million from end of the second quarter due to net cash used for the acquisition of Copra of $139 million. Our inventory was $111 million, flat to December 31, 2025, with the inclusion of Copra inventory offsetting the inventory draw down from strong year-to-date shipments. Accounts receivable increased to $129 million from $82 million as of prior year end due to strong quarterly sales and the inclusion of Copra.

As of September 30, 2026, the Company had repurchased approximately $86 million of its common stock under its share repurchase program and had $19 million remaining under the existing authorization. During the nine months ended September 30, 2026, the Company repurchased $62 million of its common stock. As of October 22, 2026, the Company has repurchased $94 million of its common stock, and had $11 million remaining of the $105 million authorized amount under the repurchase program.

Fiscal Year 2026 Full Year Outlook³
The Company is increasing its full year 2026 guidance, as follows:
•Net sales expected to be between $810 million and $820 million, driven by low 20s percent growth of Vita Coco Coconut Water, strong Private Label trends and the addition of Copra. (Prior guidance was between $790 million and $805 million, which included the benefit of Copra).
•Gross margin expected to be approximately 40% with benefit relative to prior year from lower tariffs, tariff refunds, and higher pricing partially offset by increased ocean freight, product and other transportation costs, alongside adverse product mix, primarily due to the impact of Copra's private label business and strong private label trends. (No change from prior guidance). Fourth quarter gross margin expected to be approximately 33% due to increases in cost of goods and no offsetting price actions expected until early 2027.
•Expect to deliver SG&A leverage of approximately 1.5 percentage points of net sales vs. 2025. (Prior guidance was one percentage point).
•Adjusted EBITDA² expected to be in the range of $170 million to $175 million. (Prior guidance was between $154 million and $161 million).
Uncertainty and instability in the current operating environment, geopolitical landscape, and global economies, including the military conflict in Iran and related impacts, changes in tariff rates, natural disasters, associated potential competitive pricing actions, and our own price elasticity could affect this outlook and our future results.

Footnotes
(1)Organic net sales growth is a supplemental measure of net sales performance that excludes the impact of net sales attributable to the Copra acquisition as set forth in the U.S. GAAP to non-GAAP reconciliation table below.
(2)Adjusted EBITDA represents earnings before interest, taxes, depreciation, and amortization as adjusted for certain items as set forth in the reconciliation table of U.S. GAAP to non-GAAP information and is a measure calculated and presented on the basis of methodologies other than in accordance with GAAP. Please refer to the Non-GAAP Financial Measures herein for further discussion and reconciliation of this measure to GAAP measures.
(3)GAAP Net income 2026 outlook is not provided due to the inherent difficulty in quantifying certain amounts due to a variety of factors including the unpredictability in the movement in foreign currency rates, as well as future charges or reversals outside of the normal course of business.
Conference Call and Webcast Details

To participate in the live earnings call and question and answer session, please register at https://register-conf.media-server.com/register/BIb7dfca7ed24e41c7a1cd98a3f2cfb4e0 and dial-in information will be provided directly to you. The live audio webcast will be accessible in the “Events” section of the Company’s Investor Relations website at https://investors.thevitacococompany.com. An archived replay of the webcast will be available shortly after the live event has concluded.
About The Vita Coco Company

The Vita Coco Company is a family of brands on a mission to reimagine what’s possible when brands deliver healthy, nutritious, and great tasting products that are better for consumers and better for the world. This includes its flagship coconut water brand Vita Coco, and Copra, a super-premium brand that specializes in Thai Nam Hom coconut water. The Company was co-founded in 2004 by Michael Kirban and Ira Liran and is a public benefit corporation and Certified B Corporation. Vita Coco, the principal brand within the Company’s portfolio, is the leading coconut water brand in the U.S. With electrolytes and nutrients, coconut water has become a top beverage choice among consumers after a workout, in smoothies, as a cocktail mixer, after a night out and more.

Contacts

Investor Relations:
ICR, Inc.
investors@thevitacococompany.com

Non-GAAP Financial Measures
In addition to disclosing results determined in accordance with U.S. GAAP, the Company also discloses certain non-GAAP results of operations, including, but not limited to, Adjusted EBITDA, and organic net sales growth, which include certain adjustments or exclude certain charges and gains that are described in the reconciliation table of U.S. GAAP to non-GAAP information provided at the end of this release. These non-GAAP measures are a key metric used by management and our board of directors to assess our financial performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance and because we believe it is useful for investors to see the measures that management uses to evaluate the Company. In addition, we believe the presentation of these measures is useful to investors for period-to-period comparisons of results as the items described below in the reconciliation tables do not reflect ongoing operating performance.
These measures are not in accordance with, or an alternative to, U.S. GAAP, and may be different from non-GAAP measures used by other companies. In addition, other companies, including companies in our industry, may calculate such measures differently, which reduces their usefulness as a comparative measure. Investors should not rely on any single financial measure when evaluating our business. This information should be considered as supplemental in nature and is not meant as a substitute for our operating results in accordance with U.S. GAAP. We recommend investors review the U.S. GAAP financial measures included in this earnings release. When viewed in conjunction with our U.S. GAAP results and the accompanying reconciliations, we believe these non-GAAP measures provide greater transparency and a more complete understanding of factors affecting our business than U.S. GAAP measures alone.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release that do not relate to matters of historical fact should be considered forward-looking statements, including, but not limited to, statements regarding our future financial and operating performance, including our GAAP and non-GAAP guidance, our strategy, projected costs, tariffs, prospects, expectations, plans, objectives of management, supply chain predictions, customer and supplier relationships, expected impact of acquisitions, and expected net sales and category share growth.

The forward-looking statements in this release are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. Forward-looking statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements involve a number of risks, uncertainties or other factors beyond the Company’s control. These factors include, but are not limited to, those discussed under the caption “Risk Factors” in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and our other filings with the U.S. Securities and Exchange Commission ("SEC") as such factors may be updated from time to time and which are accessible on the SEC’s website at www.sec.gov and the Investor Relations page of our website at https://investors.thevitacococompany.com. Any forward-looking statements contained in this press release speak only as of the date hereof and accordingly undue reliance should not be placed on such statements. We disclaim any obligation or undertaking to update or revise any forward-looking statements contained in this press release, whether as a result of new information, future events or otherwise, other than to the extent required by applicable law.

Website Disclosure

We intend to use our websites, vitacoco.com and investors.thevitacococompany.com, as a means for disclosing material non-public information and for complying with the SEC's Regulation FD and other disclosure obligations.

THE VITA COCO COMPANY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share data)

	September 30, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$151,995	$196,873
Accounts receivable, net of allowance of $3,282 at September 30, 2026, and $2,660 at December 31, 2025	128,724	81,514
Inventory	111,296	111,468
Supplier advances, current	339	693
Derivative assets	1,794	732
Prepaid expenses and other current assets	39,536	30,160
Total current assets	433,684	421,440
Property and equipment, net	24,441	9,298
Goodwill	110,175	7,791
Intangible assets, net	107,116	—
Supplier advances, long-term	1,593	1,860
Deferred tax assets, net	6,627	6,623
Right-of-use assets, net	10,337	11,592
Other assets	2,169	2,714
Total assets	$696,142	$461,318
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$46,389	$25,464
Accrued expenses and other current liabilities	126,632	89,461
Derivative liabilities	2,059	1,507
Total current liabilities	175,080	116,432
Deferred tax liability	24,875	160
Operating lease liability, long-term	12,119	13,087
Seller's earn-out	55,100	—
Other long-term liabilities	240	97
Total liabilities	$267,414	$129,776
Stockholders’ equity:
Common stock, $0.01 par value; 500,000,000 shares authorized; 65,396,253 and 64,186,549 shares issued at September 30, 2026 and December 31, 2025, respectively; 57,202,356 and 57,082,173 shares outstanding at September 30, 2026 and December 31, 2025, respectively.	654	642
Additional paid-in capital	231,578	185,400
Retained earnings	342,956	228,014
Accumulated other comprehensive gain (loss)	(1,050)	486
Treasury stock, 8,193,897 shares at cost as of September 30, 2026, and 7,104,376 as of December 31, 2025.	(145,410)	(83,000)
Total stockholders’ equity	428,728	331,542
Total liabilities and stockholders’ equity	$696,142	$461,318

THE VITA COCO COMPANY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except for share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Net sales	$243,825	$182,313	$639,744	$481,993
Cost of goods sold	151,148	113,645	369,942	303,975
Gross profit	92,677	68,668	269,802	178,018
Operating expenses
Selling, general and administrative	47,226	40,745	127,629	105,680
Income from operations	45,451	27,923	142,173	72,338
Other income (expense)
Unrealized (loss) gain on derivative instruments	(2,083)	2,391	511	6,275
Foreign currency loss	(887)	(1,411)	(2,432)	(349)
Interest income, net	1,231	1,776	5,252	4,794
Other (expense) income, net	(84)	—	(77)	155
Total other (expense) income	(1,823)	2,756	3,254	10,875
Income before income taxes	43,628	30,679	145,427	83,213
Income tax expense	8,611	6,676	30,485	17,420
Net income	$35,017	$24,003	$114,942	$65,793
Net income attributable to The Vita Coco Company, Inc. per common share
Basic	$0.61	$0.42	$2.01	$1.16
Diluted	$0.58	$0.40	$1.89	$1.10
Weighted-average number of common shares outstanding
Basic	57,453,252	56,850,812	57,274,270	56,879,627
Diluted	60,831,632	59,878,602	60,786,462	59,832,067

THE VITA COCO COMPANY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	Nine Months Ended September 30,
	2026	2025
Cash flows from operating activities:
Net income	$114,942	$65,793
Adjustments required to reconcile net income to cash flows from operating activities:
Depreciation and amortization	2,458	636
Amortization of debt issuance cost	14	11
Increase of provision for credit losses	187	1,300
Unrealized (gain) on derivative instruments	(511)	(6,275)
Stock-based compensation	11,338	8,123
Impairment loss on Runa assets	—	185
Noncash lease expense	1,242	1,052
Changes in operating assets and liabilities:
Accounts receivable	(42,801)	(39,706)
Inventory	33,259	(302)
Prepaid expenses, net supplier advances, and other assets	(7,236)	345
Accounts payable, accrued expenses, and other liabilities	39,050	19,907
Net cash provided by operating activities	151,942	51,069

Cash flows from investing activities:
Cash paid for property and equipment	(803)	(4,921)
Acquisition of Copra Inc., net of $8,340 cash acquired	(139,253)	—
Net cash used in investing activities	(140,056)	(4,921)

Cash flows from financing activities:
Proceeds from exercise of stock awards	6,131	2,281
Cash paid on notes payable	(3)	(8)
Cash paid to acquire treasury stock	(62,410)	(10,204)
Net cash used in financing activities	(56,282)	(7,931)
Effects of exchange rate changes on cash and cash equivalents	(475)	833
Net (decrease) increase in cash and cash equivalents	(44,871)	39,050
Cash, cash equivalents and restricted cash at beginning of the period (1)	198,154	165,933
Cash, cash equivalents and restricted cash at end of the period (1)	$153,283	204,983

1 Includes $1,281 and $1,264 of restricted cash as of December 31, 2025 and 2024, respectively. Includes $1,288 and $1,278 of restricted cash as of September 30, 2026 and 2025, respectively, reported in other current assets on the condensed consolidated balance sheet.
During the nine months ended September 30, 2026, the Company issued common stock with a fair value of $35,000 and recognized contingent consideration with a fair value of $55,100 in connection with the acquisition of Copra. These transactions are reflected as noncash investing and financing activities.

RECONCILIATION FROM GAAP NET INCOME TO NON-GAAP ADJUSTED EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
	(in thousands)		(in thousands)
Net income	35,017	24,003	$114,942	$65,793
Depreciation and amortization	1,493	228	2,458	636
Interest income, net	(1,231)	(1,776)	(5,252)	(4,794)
Income tax expense	8,611	6,676	30,485	17,420
EBITDA	$43,890	$29,131	$142,633	$79,055
Stock-based compensation (a)	3,122	2,975	11,338	8,123
Unrealized loss (gain) on derivative instruments (b)	2,083	(2,391)	(511)	(6,275)
Foreign currency loss (b)	887	1,411	2,432	349
Acquisition-related costs (c)	3,174	—	3,174	—
Other adjustments (d)	—	1,264	—	2,886
Adjusted EBITDA	$53,156	$32,390	$159,066	$84,138
(a)Non-cash charges related to stock-based compensation, which vary from period to period depending on volume and vesting timing of awards and forfeitures. We adjusted for these charges to facilitate comparison from period to period.
(b)Unrealized gains or losses on derivative instruments and foreign currency gains or losses are not considered in our evaluation of our ongoing performance.
(c)Acquisition-related costs represent transaction, advisory, legal, accounting, valuation, and other professional fees incurred in connection with the acquisition of Copra.
(d)The three and nine months ended September 30, 2025 included $0.6 million and $1.8 million, respectively, related to a one-time incentive program established in 2023 and measured based on full-year 2025 performance, and $0.4 million and $1.1 million, respectively, of overlapping rent expense associated with our new New York City office, and $0.2 million of impairment loss related to the sale of Runa. The three months ended September 30, 2025 also includes $0.1 million of provision for credit losses related to the partially recovered prepaid inventory from a supplier recorded in the first half of 2025 (refer to the Form 10-K and the Form 10-Q for the quarterly period ended June 30, 2025 for further details). The nine month period was partially offset by $0.1 million of partial recoveries of prepaid inventory from a supplier (refer to the Form 10-K for further details) and a $0.2 million gain from a sale of intellectual property.

RECONCILIATION FROM GAAP NET SALES GROWTH TO NON-GAAP ORGANIC NET SALES GROWTH

	Three Months Ended September 30, 2026	Nine Months Ended September 30, 2026
Net sales growth	33.7%	32.7%
Impact of Copra acquisition	16.0%	6.0%
Organic net sales growth	17.8%	26.7%

SUPPLEMENTAL INFORMATION

	NET SALES
	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2026	2025	2026	2025
Americas segment
Vita Coco Coconut Water	$143,276	$132,438	$399,231	$339,006
Private Label	46,495	14,360	97,795	50,242
Other	8,786	4,926	22,162	17,037
Subtotal	$198,557	$151,724	$519,188	$406,285
International segment
Vita Coco Coconut Water	$34,363	$21,939	$88,645	$54,998
Private Label	10,297	8,137	30,462	19,118
Other	608	513	1,449	1,592
Subtotal	$45,268	$30,589	$120,556	$75,708
Total net sales	$243,825	$182,313	$639,744	$481,993

	COST OF GOODS SOLD & GROSS PROFIT
	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2026	2025	2026	2025
Cost of goods sold
Americas segment	$122,824	$93,859	$293,240	$255,062
International segment	28,324	19,786	76,702	48,913
Total cost of goods sold	$151,148	$113,645	$369,942	$303,975
Gross profit
Americas segment	$75,732	$57,866	$225,948	$151,224
International segment	16,945	10,802	43,854	26,794
Total gross profit	$92,677	$68,668	$269,802	$178,018
Gross margin
Americas segment	38.1%	38.1%	43.5%	37.2%
International segment	37.4%	35.3%	36.4%	35.4%
Consolidated	38.0%	37.7%	42.2%	36.9%

	VOLUME (CE)
	Percentage Change - Three Months Ended September 30, 2026 vs. 2025
	Americas segment	International segment	Total
Vita Coco Coconut Water	8.5%	50.5%	15.8%
Private Label	109.9%	23.1%	76.7%
Other	34.9%	108.7%	35.8%
Subtotal	22.5%	42.1%	26.5%

	Percentage Change - Nine Months Ended September 30, 2026 vs. 2025
	Americas segment	International segment	Total
Vita Coco Coconut Water	13.2%	52.5%	19.7%
Private Label	63.4%	48.8%	58.9%
Other	16.6%	(14.2)%	15.8%
Subtotal	21.2%	51.0%	26.8%
Note: A CE is a standard volume measure used by management which is defined as a case of 12 bottles of 330ml liquid beverages or the same liter volume of oil. We may have immaterial sales of raw materials at times that are treated as zero CEs for the purposes of these calculations.